G.C. Group Ltd

Address: Israel, Yavne, Technology Park, POB 751

Fax: 08-9333736

Phone: 08-9321500

To: Alon Sinai, COO
One World Cannabis Ltd.
PO Box 8324, Petach Tikva, 4918103

From: GC Group Ltd

Proposal: Development of sublingual formulation based on cannabis oil

Overview

The aim of this project is development of sublingual formulation of cannabis oil.

There are two main options for the formulation: sublingual tablet or spray/gel.

The final choice of the formulation depends on the daily dose of cannabis oil. If the dose is high, the possibility to compress the tablets is low. In the case of high dose, the direction of the development will be hydrophobic spray or gel.

One World cannabis Ltd. will provide GC with the information about the daily dose.

Work Description

Stage 1) Project Initiation and Development Preparation

The project will start with:

- Review of information supplied by OWC
- Review of all relevant literature and patents
- Examination of freedom to operate for potential formulations.
- Sourcing of materials
- Sourcing of packaging components
- Compatibility of cannabis oil with the packaging

- API characterization
- Preliminary formulation for the demonstration in June at the conference (request of OWC)

Estimated timeline: 30 days

Stage 2) Lab batches manufacturing

Based on the protocols produced in the previous stage, small scale lab batches of several formulations will be manufactured. GC will use only excipients permitted by FDA for oral route of administration.

GC Group will develop a suitable in-vitro method for screening of the formulations.

The information gathered with in-vitro method will be used for IP.

Estimated timeline: 90 days

Stage 3) Formulation Optimization and Stability

At this stage, GC will produce lab batches using the final packaging. If the presentation will be not a tablet, spray/gel should be metered.

Deliverables: Manufacturing process, composition, specifications, methods, stability of final formulation, short development report, e.g. full R&D package for TTD.

Participation in issuing IP.

Timelines and payments

Stage	Timelines	Payment	Activities
1	Up 1m	$50,000	Set up and preliminary formulation, API characterization.
2	Up 90 days	$100,000	Analytical and formulation activities; insertion into stability of leading formulations.
3	Up to 150 days	$70,000	Formulation optimization; stability of the final formulations in the final packaging. TTD package.

Covering of expenses: inactive excipients, analytical standards, API, HPLC columns,packaging, travel expenses (back to back payment based on invoices).

Estimated monthly expenses for solvents and disposables: Up to $1000 (back to back payment based on invoices).

License, Regulation: One world Cannabis Ltd. will be responsible for the application for license and all the necessary regulative approvals needed for delivering the cannabis oil to G.C. Group. For this project, including covering all fees and/or payments involved in the process .

Ownership of Intellectual Property: All right, title and interest to any Intellectual Property arising out of this project, or arrived at during the project, whether patentable or not, shall be fully owned, administered and commercialized by One World Cannabis Ltd. only.

Termination or change of aim of project: At the end of stage 1, and according to its results, One World cannabis Ltd. has full discretion to terminate this contract of services or to change the project's aim. In case of termination, G.C. Group shall be only entitled to the payment and expenses of that stage. In case of changing the aim of the project, GC Group shall prepare a new

proposal of timelines and payments according to the needed change. Upon acceptance of the new proposal, the project will continue in its new course.

GC Group Ltd

VP R&D and Operations

Dr. Lozinsky Evgenia

29.04.15

ZIV TURNER, CEO

זיו טרנר, מנכ"ל

וואן וורלד קנאביס בע"מ

ח.פ. 516107605

When signed becomes a term-sheet.